Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ASHLIN DEVELOPMENT CORPORATION

Pursuant to the provisions of section 607.1006, Florida Statutes, Ashlin Development Corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:  ARTICLE IV of the articles of incorporation (the “Articles”) is hereby amended in its entirety to read as follows:

ARTICLE IV

CAPITAL STOCK

The total number of shares of each class that the corporation shall have the authority to issue is 160,000,000 shares, consisting of:

(a)

150,000,000 shares of common shares (the “Common Shares”), par value $.001 per share;

(b)

10,000,000 shares of preferred shares (the “Preferred Shares”), par value $.001 per share.

The designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations, and restrictions thereof in respect of the Common Shares and Preferred Shares, are as follows:

A.

COMMON SHARES

1.

Voting. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of Preferred Shares by these Articles of Amendment of Articles of Incorporation, the Common Shares shall have exclusive voting rights on all matters requiring a vote of shareholders, voting together with the holders of Preferred Shares, as one class.

2.

Other Rights. Each share of Common Shares issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Shares unless the same is paid on any shares of Common Shares outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Shares, or except as may be provided by the laws of the State of Florida, the holders of Common Shares shall have exclusively all other rights of shareholders.

B.

PREFERRED SHARES

1.

Issuance.   The Preferred Shares may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Shares, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the Florida Business Corporations Act, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:

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(a)

voting rights, if any, which may include the right to vote together as a single class with our common stock and any other series of the blank check preferred stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares,

(b)

the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative,

(c)

the amount or amounts payable upon such voluntary or involuntary liquidation,

(d)

the redemption price or prices, if any, and the terms and conditions of the redemption,

(e)

sinking fund provisions, if any for the redemption or purchase of such shares,

(f)

the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and

(g)

any other rights, preferences and limitations pertaining to such series which may be fixed by our Board of Directors pursuant to the Florida Business Corporation Act.

SECOND

The foregoing amendment was adopted and approved by the shareholders of the Corporation at the 2005 Annual Meeting of the shareholders held on August 4, 2005. The number of affirmative votes cast in favor of the Articles of Amendment was sufficient for approval by the holders of Common Shares.

THIRD:

Except as specifically amended hereby, all provisions of the Articles shall remain in full force and effect.

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Signed this 10th day of August, 2005.

ASHLIN DEVELOPMENT CORPORATION
By:	/s/ JAMES A. BROWN
James A. Brown, Chief Executive Officer

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